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                                                     EXHIBIT 11.2

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
         FOR THE SIX MONTHS ENDED JULY 4, 1998 AND JUNE 28, 1997
                               (Unaudited)

                                            1998          1997
BASIC EARNINGS PER COMMON SHARE:

Net income                                  $ 3,784,000   $ 4,520,000

Average common shares outstanding             8,825,000     9,295,000

Basic Earnings Per Common Share             $      0.43   $      0.49


DILUTED EARNINGS PER COMMON SHARE:

Net income                                  $ 3,784,000   $ 4,520,000

Average common shares outstanding             8,825,000     9,295,000
Common shares issuable in respect to
  options issued to employees with a
  dilutive effect                               260,000       136,000
Total diluted common shares outstanding       9,085,000     9,431,000

Diluted Earnings Per Common Share           $      0.42   $      0.48


Basic earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding during the quarter. Diluted earnings per common share include the effect of all dilutive stock options.
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